Exhibit 10.24

English translation

PURCHASE CONTRACT

Contract No. CG120070081
Execution Place: Jiangning District, Nanjing
Execution Date: March 1, 2007

Seller: Jiangsu Zhong Neng PV-Tech Development Co., Ltd.	Buyer: CEEG (Nanjing) PV-Tech Co., Ltd.
Add.: North National Highway 310, Xuzhou Economic Development Zone	Add.: 123 Focheng West Road, Jiangning Economic & Technical Development Zone, Nanjing
Legal representative: Sha Hongqiu	Legal representative: Lu Tingxiu
Tel: 0516-81352895	Tel: 025-52766693
Fax: 0516-81352895	Fax: 025-52766882

Based on the purpose of win-win and long term cooperation, through friendly consultation, the Buyer and the Seller enter into and abide by this agreement on the following stipulations according to the Contract Law of the People’s Republic of China:

1. Term of Cooperation, Product Name, Specifications, Quantity and Amount:

1.1 The Parties agree to establish a long-term buying and selling relationship according to this Contract. Within a decade after the execution of this Contract (April 2007 – March 2016), the Buyer will purchase the product hereunder from the Seller in accordance with this Contract and make the payment according to the price and term agreed herein. Neither Party may terminate this purchase contract in advance without the written consent of both Parties, or it shall take the responsibility of breach of contract in accordance with the provisions herein.

1.2 Name of the product: 6N multi-crystalline silicon material (free from wash, vacuum packing)

Product quantity and amount: See below

Time	Quantity	Price (RMB)	Notes
April to December 2007	The Buyer shall purchase from the Seller multi-crystalline silicon of not less than 30% of the Seller’s total output of the year, approximately 200 ton	1,760 yuan/kg (including 17% value added tax). This is the temporary price from April to December 2007

The Parties shall

negotiate and

determine, one

month in advance,

the detailed

quantity, time

limit and purchase

price of every

month according

to the quantity and

price of the year

negotiated and

determined by the

Parties.

January to December 2008	The Buyer shall purchase from the Seller multi-crystalline silicon of not less than 30% of the Seller’s total output of the year, approximately 700 ton	Both Parties shall negotiate and determine the purchase price, quantity and term of payment of 2008 before November 30, 2007; negotiate and determine the purchase price, quantity and term of payment of 2009 before November 30, 2008; and so on for the following years.
January to December 2009	The Buyer shall purchase from the Seller multi-crystalline silicon of not less than 30% of the Seller’s total output of the year, approximately 1,200 ton
During every year after 2009, the Buyer shall purchase from the Seller multi-crystalline silicon of not less than 30% of the Seller’s total output of the year.

Within every year, the purchase order made by the Buyer to the Seller shall not less than 30% of the total output of the year. As for the purchase order made by the Buyer, the Seller shall do its best to provide to the Buyer according to its actual productivity. The actual supply quantity of each year shall be determined in accordance with the actual supply capability of the Seller.

2. Quality Standards:

6N multi-crystalline silicon material (free from wash, vacuum packing). Please refer to Annex I for details.

3. Term of Price:

3.1 The temporary price from April to December 2007 is 1,760 yuan/kg (including 17% value added tax).

3.2 Payment term

3.2.1 After this Contract comes into effect, the Buyer shall negotiate with the Seller about the supply quantity of multi-crystalline silicon in 2007 and the supply price of August 2007. The Buyer shall pay to the Seller, within 30 days after this Contract comes into effect, 20% of the average monthly payment of 2007 as advance payment of the monthly supply of the year (advance payment = the supply quantity of multi-crystalline silicon in 2007 negotiated and determined by the Parties ÷ 5 × the supply price of August 2007 negotiated and determined by the Parties × 20%), which will only replace some of the payment at the last supply of the year.

3.2.2 As for the following years, the Buyer shall pay to the Seller, within seven days after the supply quantity of multi-crystalline of the year and the supply price of the first month are determined by the Parties, 20% of the average monthly payment of the year as advance payment of the monthly supply of the year (advance payment = the supply quantity of multi-crystalline silicon of the year negotiated and determined by the Parties ÷ 12 × the supply price of the first month of the year negotiated and determined by the Parties × 20%), which will only replace some of the payment at the last supply of the year.

3.2.3 As for the monthly payment within the cooperation period, after the Parties determine the supply price, quantity and detailed date of delivery of every month, the Buyer shall make all the payment to the account designated by the Seller one month in advance before the date of delivery. (As for the last month of the year, the advance payment will replace some of the payment as mentioned in Section 3.2.1 and Section 3.2.2.)

3.3 As to the supply price, quantity, term of payment and etc. of 2008, 2009 and the following years, the Parties shall negotiate and determine before November 30 of each previous year respectively.

4. Packing, Transit and Insurance:

4.1 The packaging shall meet the requirement of multi-crystalline silicon material transportation.

4.2 The Buyer shall be responsible for transit and shall cover the freight and insurance premium.

5. Term of Delivery (Collecting Goods):

The Buyer shall designate a person to pick up the goods with payment voucher at the Seller’s factory. The Buyer shall appropriately inform the Seller of the detailed picking up date and amount before picking up the goods.

6. Inspection and Claims

If there is any quality problem, the Buyer shall complete quality inspection according to the agreed standards and claim within two months after picking up the goods. As to the claim made by the Buyer, the Parties shall select the samples together and send them to an organization recognized by both Parties for inspection or inspect with a method recognized by both Parties according to the quality standard determined herein. After the inspection is completed, the Parties shall negotiate within seven days and reach a resolution.

7. Reasonable Consumption Standard and Calculation:

The quantity of the goods measured at Seller’s location shall prevail. If the Buyer raises any objection, the Parties shall reach a resolution through negotiation.

8. Liabilities of Breach

8.1 Within the quality inspection period, if the type, specifications and technology parameters of the products delivered by the Seller do not conform to that is agreed herein, the Buyer shall be entitled to payment refund, replacing of quality goods or price reduction according to the inspection result and negotiation result.

8.2 After the Parties determine the delivery date, if the Seller delays the delivery, the Seller shall pay to the Buyer a default penalty of 0.05% of the total value of the delayed goods per day.

8.3 Under any condition, the scope of responsibility of one Party to the other Party will not exceed 20% of the payment under dispute.

8.4 According to the detailed delivery date determined by both Parties, if the Buyer fails to pick up the goods in time, it shall pay to the Seller a custody fee at the price of 10% of such payment.

8.5 As for any payment that shall be paid by the Buyer to the Seller according to this Contract, if the Buyer fails to make the payment in time, the Buyer shall pay to the Seller a default interest of 0.05% of the late payment per day.

8.6 If any Party terminate this Contract without the consent of the other Party, for each year of such termination in advance, the breaching party shall pay to the other party RMB 1 million as the termination compensation.

9. Transfer of Contract

Neither party may, without written consent of the other party, transfer all or part of rights or obligations to the third party.

10. Confidentiality

The parties hereto and their employees, agents, representatives and counsel shall treat the terms and conditions under this Contract and any its supplementary agreements as business secrets and shall not disclose the information to any third party unless upon consent of the other party. Otherwise, the defaulting party shall compensate as much as twice of the direct or indirect losses of the other party.

11. Force Majeure

If any party is unable to perform its contractual liabilities due to any force majeure event, the affected party shall notify the other party within 7 days upon the occurrence of such event, and shall present written evidence issued by the relevant authority within 15 days upon the end of such events and could partially or wholly exempt from the liability in the light of the impact caused by force majeure. Where an event of force majeure occurs after the party’s delay in performance, the defaulting party shall not be exempted from its liabilities.

12. Integrity Assurance

12.1 It shall be viewed as damage to other party’s interest if either party and its staff directly or indirectly give, in the name of the company or an individual, a gift of money, valuables, securities or provide an improper interest in otherwise forms to any employee of the receiving party. The breaching party shall compensate as much as twice of the direct or indirect losses incurred by the other party by such reason (up to RMB 1,000,000).

13. Prohibition of Commercial Fraud

If either party breaches the principle of honesty by providing false registration materials, false certificates of qualification or false information, or by hiding the truth from and to deceiving the other party, it shall be liable for the liquidated damages (up to RMB 1,000,000). This Article shall not preclude the liabilities of breach undertaken by the breaching party according to other provisions hereunder.

14. Settlement of Disputes

All disputes arising from the validity, performance and interpretation of this Contract shall be settled through consultation by both parties. In case no settlement can be reached through consultation, both Parties agree that the dispute shall be submitted to China International Economic and Trade Arbitration Commission by either party and settle the dispute through arbitration in Beijing. The award of the arbitration is final and shall be binding on both Parties. The relevant expenses (including legal cost, travel expenses, notary fees, cost of adducing evidence, litigation fees and so on) shall be borne by the losing party.

15. Effectiveness and Miscellaneous

15.1 This Contract shall come into effect upon signature and seal of the parties. The printed copy of this Contract shall take precedence to other copies. Any modification shall not become effective until signed and sealed by both parties. If the Contract has more than one page, then each page should be sealed on the perforation.

15.2 This Contract shall be executed in four counterparts with same legal effect, with each of the parties hereto holding two.

15.3 Any matters not covered in this Contract shall be mutually negotiated by both parties and be set forth in the supplementary agreements, which have the same legal effect as this Contract.

The Seller: Jiangsu Zhong Neng PV-Tech Development Co., Ltd. (Seal)	The Buyer: CEEG (Nanjing) PV-Tech Co., Ltd. (Seal)
Entrust Agent:	Entrust Agent:

Execution Date:	Execution Date:

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